For Immediate Release

May 2, 2007

First Century Bankshares, Inc.

Reports 2007 First Quarter Earnings

Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $425 million bank holding company, announced earnings of $1,073,000 for the three-month period ending March 31, 2007. This represents an increase of approximately 8.7% from the $987,000 earned during the same period in 2006. On a per share basis, net income increased to $0.54 per diluted share for the period ended March 31, 2007, compared to $0.50 per diluted share for the period ended March 31, 2006.

Net interest income, for the three-month period ended March 31, 2007 was $4,010,000, an increase of $66,000, or 1.7%, as compared to $3,944,000 for the first quarter of 2006. This increase reflected the growth of earning assets experienced during 2006, partially offset by additional interest expense as certificates of deposit continue to reprice from a lower rate environment. Net interest margins for the three months ended March 31, 2007 and 2006 were 3.83% and 4.04%, respectively.

Noninterest income, exclusive of securities gains and losses, was $1,110,000 for the three-month period ended March 31, 2007 and represented a decrease of $9,000, or 0.8%, compared to $1,119,000 for the same period in 2006.

Noninterest expense of $3,430,000 for the quarter ended March 31, 2007 represented a decrease of $37,000, or 1.1%, from $3,467,000 for the same period in 2006, reflecting decreases in personnel and premises related expenses.

The provision for loan losses was $34,000 for the three months ended March 31, 2007. This was a decrease of $9,000, or 20.9%, compared to the provision of $43,000 for the same period in 2006.

Earnings through March 31, 2007 reflect an annualized return on average assets (ROAA) of 1.02% compared to 1.01% for the period ended March 31, 2006. Also, these earnings reflect an annualized return on average equity (ROAE) of 11.03% and 10.88% for the periods ending March 31, 2007 and 2006, respectively. Dividends for the first quarter of 2007 increased to $0.26 per share, or 4.0%, from $0.25 per share paid for the first quarter of 2006.

Total assets at March 31, 2007 were $424,509,000 as compared to $410,948,000 at December 31, 2006, or an increase of $13,561,000, or 3.3%. The loan portfolio decreased 1.1% during this period to $289,319,000 at March 31, 2007, from $292,643,000 at December 31, 2006. The decrease in loans was the result of loan participation payoffs which were not entirely replaced with internal loan production. The investment portfolio increased approximately $9,051,000, or 10.3%, during this same period, primarily to utilize liquidity from decreased loan demand.

Total deposits increased by $12,308,000 to $369,663,000 at March 31, 2007 from $357,355,000 at December 31, 2006. Noninterest-bearing deposits increased by $7,062,000, or 15.9%, which management believes to be seasonal fluctuations from some larger commercial customers. Interest-bearing deposits increased $5,246,000, or 1.7%, during this same period, further reflecting the Corporation's growth strategy.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, as a percentage of total assets increased from 0.76% at March 31, 2006 to 1.00% at March 31, 2007. This increase in nonperforming assets was the result of the deterioration of one commercial credit which was ultimately placed in nonaccrual status during the quarter. The credit is well secured and the Company does not anticipate any loss.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

###